Exhibit 99.1 FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	Daniel Greenberg
Berkman Associates	Chairman & CEO
(310) 826-5051	Electro Rent Corporation
info@BerkmanAssociates.com	(818) 786-2525
Electro Rent Corporation Reports
Fiscal 2007 Third Quarter and Nine Months Results
     VAN NUYS, CALIFORNIA, April 4, 2007 — Electro Rent Corporation (NASDAQ:ELRC) today announced financial results for the third quarter and first nine months of fiscal 2007.
     “Our rental and lease revenue continued their solid growth last quarter, and we see favorable conditions for continued growth in our core markets in the United States and our operations in China and Europe,” commented Chairman and CEO Daniel Greenberg.
     “We intend to continue our strategy of leveraging Electro Rent’s operating and logistical capabilities through domestic and international expansion. As a result, we are incurring additional costs in the short term to fund our long-term objectives. Our implementation of this policy, coupled with intensifying competition in our test and measurement business, contributed to lower profitability this quarter. We look forward to improving our profitability as we meet these challenges, successfully implement new programs, and reap the rewards of an integrated global business that can deliver profitable growth over an extended period of time,” Greenberg said.
Third Quarter Results
     For the three months ended February 28, 2007, total revenues increased 4.8% to $30.7 million compared to $29.3 million for the third quarter of fiscal 2006. Rental and lease revenue increased 11.9% to $24.7 million for this fiscal year’s third quarter, compared to $22.1 million a year earlier, reflecting higher demand for T&M equipment in Electro Rent’s domestic markets, as well as its expansion into China and Europe and the acquisition in January 2006 of Rush Computer Rentals. Revenue from equipment sales and other revenues decreased 16.8% to $6.0 million compared to $7.2 million.
     Electro Rent’s operating expenses for the third quarter of fiscal 2007 increased 14.1% to $24.6 million from $21.6 million a year earlier. This increase primarily reflected higher depreciation expense due to the Rush acquisition, increased purchases of new equipment and a $0.4 million equipment impairment charge, higher SG&A expenses associated with the Rush acquisition and investments to support the growth of Electro Rent’s operations in China and Europe. SG&A expenses for this fiscal year’s third quarter also included $0.2 million of stock compensation expense as a result of the adoption of SFAS 123R in fiscal 2007; there was no comparable expense during the third quarter of fiscal 2006.
     Pretax profit was $8.6 million for the third quarter this fiscal year compared with $8.4 million a year earlier. In the third quarter of fiscal 2007, Electro Rent recognized $1.6 million of other income from the settlement of a class action lawsuit. There was no comparable income in the prior year period.
     Electro Rent’s net income for the third quarter of fiscal 2007 was $5.2 million, or $0.20 per diluted share, reflecting a 39.6% effective tax rate. This compares to net income for the third quarter of fiscal 2006 of $5.9 million, or $0.23 per diluted share, reflecting a 29.8% effective tax rate. The lower effective tax rate in the prior fiscal year quarter primarily reflected a $0.8 million reduction in the accrual for income taxes due to the expiration of specific risks related to closed tax audit years. The higher rate in the current fiscal year quarter reflected a decline in tax-advantaged investments and extraterritorial income exclusions.
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Electro Rent Corporation Reports Fiscal 2007 Third Quarter and Nine Months Results
April 4, 2007
Page Two
Nine Months Results
     Total revenues for the first nine months of fiscal 2007 increased 10.1% to $92.3 million compared to $83.8 million for the first nine months of fiscal 2006. Rental and lease revenue increased 16.3% to $75.9 million from $65.3 million a year earlier, and revenue from equipment sales decreased 12.0% to $16.3 million from $18.6 million.
     Operating expenses for this year’s first nine months increased 19.0% to $71.9 million compared to $60.4 million for the same period of the prior fiscal year.
     Net income for the nine months ended February 28, 2007 was $14.9 million, or $0.57 per diluted share. This compares to net income for the nine months ended February 28, 2006 of $16.5 million, or $0.64 per diluted share.
Balance Sheet Items
     Equipment purchases increased to $49.4 million for this fiscal year’s first nine months, including $12.7 million for the third quarter. This compares with equipment purchases of $44.7 million for the first nine months of fiscal 2006 and $17.3 million for the third quarter last year. The three and nine month periods of fiscal 2006 included $5.6 million of equipment acquired with the Rush transaction. The book value of Electro Rent’s equipment pool rose to $147.8 million at February 28, 2007 from $140.1 million at May 31, 2006.
     Cash, cash equivalents and marketable securities were $86.8 million at February 28, 2007 compared to $81.5 million at May 31, 2006. Electro Rent has no debt. Shareholders’ equity increased to $241.6 million at February 28, 2007 from $221.8 million at May 31, 2006.
About Electro Rent
     Electro Rent Corporation (www.ElectroRent.com) is one of the largest nationwide organizations devoted to the short-term rental and leasing of personal computers, servers and general purpose electronic test equipment.
“Safe Harbor” Statement:
     Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.
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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) (000’s omitted, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2007	2006	2007	2006
Revenues:
Rentals and leases	$24,716	$22,093	$75,918	$65,254
Sales of equipment and other revenues	5,974	7,184	16,336	18,574

Total revenues	30,690	29,277	92,254	83,828

Operating expenses:
Depreciation of rental and lease equipment	11,097	8,666	31,489	25,782
Costs of revenues other than depreciation of rental and lease equipment	3,724	4,668	9,838	10,399
Selling, general and administrative expenses	9,809	8,260	30,564	24,207

Total operating expenses	24,630	21,594	71,891	60,388

Operating profit	6,060	7,683	20,363	23,440

Interest and investment income, net	978	750	2,827	1,906

Income from settlement	1,571	—	1,571	—

Income before income taxes	8,609	8,433	24,761	25,346

Income tax provision	3,411	2,517	9,880	8,826

Net income	$5,198	$5,916	$14,881	$16,520

Earnings per share:
Basic	$0.20	$0.23	$0.58	$0.65

Diluted	$0.20	$0.23	$0.57	$0.64

Shares used in per share calculation
Basic	25,808	25,451	25,654	25,279

Diluted	26,131	25,883	26,036	25,694

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (000’s omitted, except share data)

	February 28,	May 31,
	2007	2006
ASSETS

Cash and cash equivalents	$63,369	$58,748
Marketable securities	23,450	22,750
Accounts receivable, net	15,472	14,001
Rental and lease equipment, net	147,845	140,108
Other property, net	15,140	15,528
Goodwill	2,859	2,083
Intangibles, net	1,717	2,127
Other	5,566	4,337

	$275,418	$259,682

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$7,453	$11,344
Accrued expenses	7,684	8,595
Deferred revenue	3,249	3,303
Deferred tax liability	15,429	14,599

Total liabilities	33,815	37,841

Shareholders’ equity:

Preferred stock, $1 par, shares authorized 1,000,000; none issued
Common stock, no par, shares authorized 40,000,000; issued and outstanding February 28, 2007, 25,928,737; May 31, 2006, 25,546,719	31,232	26,351
Retained earnings	210,371	195,490

Total shareholders’ equity	241,603	221,841

	$275,418	$259,682